Exhibit 99.1

Antero Midstream Announces First Quarter 2025 Financial and Operating Results

Denver, Colorado, April 30, 2025—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today announced its first quarter 2025 financial and operating results. The relevant unaudited condensed consolidated financial statements are included in Antero Midstream’s Quarterly Report on Form 10-Q for the three months ended March 31, 2025.

First Quarter 2025 Highlights:

•	Low pressure gathering and processing volumes increased by 1% and 3%, respectively, compared to the prior year quarter
•	Net Income was $121 million, or $0.25 per diluted share, a 19% per share increase compared to the prior year quarter
•	Adjusted Net Income was $134 million, or $0.28 per diluted share, a 17% per share increase compared to the prior year quarter (non-GAAP measure)
•	Adjusted EBITDA was $274 million, a 3% increase compared to the prior year quarter (non-GAAP measure)
•	Capital expenditures were $37 million, a 25% increase compared to the prior year quarter
•	Free Cash Flow after dividends was $79 million, a 7% increase compared to the prior year quarter (non-GAAP measure)
•	Leverage was 2.95x as of March 31, 2025 (non-GAAP measure)
•	Repurchased 1.7 million shares for $29 million

Paul Rady, Chairman and CEO said, “Antero Midstream delivered another quarter of gathering volume growth and record processing volumes. In addition, we placed the Torrey’s Peak compressor station in service late in the first quarter, which was ahead of initial expectations of a second quarter in-service date. This station was the third station to relocate underutilized compressor units, resulting in over $30 million of estimated capital savings. This additional capacity will support the further gathering volume growth anticipated throughout 2025.”

Brendan Krueger, CFO of Antero Midstream, said “Antero Midstream’s throughput growth, combined with lower debt and interest expense, resulted in double-digit earnings per share growth year-over-year. The first quarter also represented the eleventh consecutive quarter of generating Free Cash Flow after Dividends and the second consecutive quarter with Free Cash Flow after dividends exceeding $75 million. This allowed us to enhance our return of capital to shareholders by reducing absolute debt, paying an attractive dividend, and repurchasing shares. Given our strong balance sheet, we will continue to be flexible in our return of capital program, particularly when we see market opportunities.”

For a discussion of the non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, Leverage, and Free Cash Flow after dividends please see “Non-GAAP Financial Measures.”

1

Share Repurchases

During the first quarter of 2025, Antero Midstream repurchased 1.7 million shares for $29 million. Antero Midstream had approximately $443 million of remaining capacity under its $500 million authorized share repurchase program as of March 31, 2025. During the quarter, Antero Midstream also purchased $18 million of shares related to satisfying tax withholding obligations incurred upon the vesting of equity awards.

First Quarter 2025 Financial Results

Low pressure gathering volumes for the first quarter of 2025 averaged 3,348 MMcf/d, a 1% increase compared to the prior year quarter. Compression volumes for the first quarter of 2025 averaged 3,330 MMcf/d, a 2% increase compared to the first quarter of 2024. High pressure gathering volumes averaged 3,106 MMcf/d, a 5% increase compared to the prior year quarter. Fresh water delivery volumes averaged 105 MBbl/d during the quarter, a 7% decrease compared to the first quarter of 2024.

Gross processing volumes from the processing and fractionation joint venture (the “Joint Venture”) averaged 1,650 MMcf/d for the first quarter of 2025, a 3% increase compared to the prior year quarter. Joint Venture processing capacity was over 100% utilized during the quarter based on nameplate processing capacity of 1.6 Bcf/d. Gross Joint Venture fractionation volumes averaged 40 MBbl/d, in line with the prior year quarter. Joint Venture fractionation capacity was 100% utilized during the quarter based on nameplate fractionation capacity of 40 MBbl/d.

	Three Months Ended March 31,
Average Daily Volumes:	2024	2025	% Change
Low Pressure Gathering (MMcf/d)	3,301	3,348	1%
Compression (MMcf/d)	3,260	3,330	2%
High Pressure Gathering (MMcf/d)	2,966	3,106	5%
Fresh Water Delivery (MBbl/d)	113	105	(7)%
Gross Joint Venture Processing (MMcf/d)	1,602	1,650	3%
Gross Joint Venture Fractionation (MBbl/d)	40	40	*

* Not meaningful or applicable.

For the three months ended March 31, 2025, revenues were $291 million, comprised of $229 million from the Gathering and Processing segment and $62 million from the Water Handling segment, net of $18 million of amortization of customer relationships. Water Handling revenues include $29 million from wastewater handling and high rate water transfer services.

Direct operating expenses for the Gathering and Processing and Water Handling segments were $26 million and $31 million, respectively, for a total of $57 million. Water Handling operating expenses include $26 million from wastewater handling and high rate water transfer services. General and administrative expenses excluding equity-based compensation were $11 million during the first quarter of 2025. Total operating expenses during the first quarter of 2025 included $12 million of equity-based compensation expense and $33 million of depreciation expense.

Net Income was $121 million, or $0.25 per diluted share, a 19% per share increase compared to the prior year quarter. Net Income adjusted for amortization of customer relationships, impairment of property and equipment, loss on early extinguishment of debt, and gain on asset sale, net of tax effects of reconciling items, or Adjusted Net Income, was $134 million. Adjusted Net Income was $0.28 per diluted share, a 17% per share increase compared to the prior year quarter.

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The following table reconciles Net Income to Adjusted Net Income (in thousands):

	Three Months Ended March 31,
	2024	2025
Net Income	$103,926	120,737
Amortization of customer relationships	17,668	17,668
Impairment of property and equipment	—	817
Loss on early extinguishment of debt	59	—
Other (1)	—	(5)
Tax effect of reconciling items (2)	(4,565)	(4,773)
Adjusted Net Income	$117,088	134,444

(1)	Other represents gain on asset sale.
(2)	The statutory tax rate for each of the three months ended March 31, 2024 and 2025 was approximately 25.8%.

Adjusted EBITDA was $274 million, a 3% increase compared to the prior year quarter. Interest expense was $48 million, a 9% decrease compared to the prior year quarter, driven primarily by lower outstanding average total debt. Capital expenditures were $37 million, a 25% increase compared to the first quarter of 2024, and current income taxes were $2 million. Free Cash Flow before dividends was $187 million, a 3% increase compared to the prior year quarter. Free Cash Flow after dividends was $79 million, a 7% increase compared to the prior year quarter.

The following table reconciles Net Income to Adjusted EBITDA and Free Cash Flow before and after dividends (in thousands):

	Three Months Ended March 31,
	2024	2025
Net Income	$103,926	120,737
Interest expense, net	53,308	48,410
Income tax expense	36,488	36,096
Depreciation expense	37,095	32,748
Amortization of customer relationships	17,668	17,668
Impairment of property and equipment	—	817
Equity-based compensation	9,327	12,402
Equity in earnings of unconsolidated affiliates	(27,530)	(28,020)
Distributions from unconsolidated affiliates	34,960	33,375
Loss on early extinguishment of debt	59	—
Other operating expense, net (1)	44	44
Adjusted EBITDA	$265,345	274,277
Interest expense, net	(53,308)	(48,410)
Capital expenditures (accrual-based)	(29,772)	(37,288)
Current income tax expense	—	(1,680)
Free Cash Flow before dividends	$182,265	186,899
Dividends declared (accrual-based)	(108,279)	(107,836)
Free Cash Flow after dividends	$73,986	79,063

(1)	Other operating expense, net represents accretion of asset retirement obligations and gain on asset sale.

3

The following table reconciles net cash provided by operating activities to Free Cash Flow before and after dividends (in thousands):

	Three Months Ended March 31,
	2024	2025
Net cash provided by operating activities	$210,561	198,942
Amortization of deferred financing costs	(1,655)	(1,307)
Settlement of asset retirement obligations	164	210
Changes in working capital	2,967	26,342
Capital expenditures (accrual-based)	(29,772)	(37,288)
Free Cash Flow before dividends	$182,265	186,899
Dividends declared (accrual-based)	(108,279)	(107,836)
Free Cash Flow after dividends	$73,986	79,063

First Quarter 2025 Operating Update

During the first quarter of 2025, Antero Midstream placed on line the Torrey’s Peak compressor station. The compressor station has an initial compression capacity of 160 MMcf/d. The company also connected 26 wells to its gathering system and serviced 28 wells with its fresh water delivery system. The 28 wells serviced include 8 wells that commenced completion operations late during the quarter and will continue to be serviced by Antero Midstream’s water system in the second quarter of 2025.

Capital Investments

Capital expenditures were $37 million during the first quarter of 2025. The Company invested $23 million in gathering and compression, $12 million in water infrastructure and $2 million in the Stonewall Joint Venture.

Conference Call

A conference call is scheduled on Thursday, May 1, 2025 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9126 (U.S.), or 201-493-6751 (International) and reference “Antero Midstream.” A telephone replay of the call will be available until Thursday, May 8, 2025 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13750398. To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream's website at www.anteromidstream.com. The webcast will be archived for replay until Thursday, May 8, 2025 at 10:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteromidstream.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as Net Income plus amortization of customer relationships, impairment of property and equipment, loss on early extinguishment of debt, and (gain) loss on asset sale, net of tax effect of reconciling items. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as Net Income plus net interest expense, income tax expense, depreciation expense, amortization of customer relationships, (gain) loss on asset sale, accretion of asset retirement obligations, impairment of property and equipment, loss on early extinguishment of debt, and equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, plus distributions from unconsolidated affiliates.

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Antero Midstream uses Adjusted EBITDA to assess:

•	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;
•	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and
•	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Free Cash Flow before dividends as Adjusted EBITDA less net interest expense, accrual-based capital expenditures, and current income tax expense. Capital expenditures include additions to gathering systems and facilities, additions to water handling systems, and investments in unconsolidated affiliates. Capital expenditures exclude acquisitions. Free Cash Flow after dividends is defined as Free Cash Flow before dividends less accrual-based dividends declared for the quarter. Antero Midstream uses Free Cash Flow before and after dividends as a performance metric to compare the cash generating performance of Antero Midstream from period to period.

Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow before and after dividends are non-GAAP financial measures. The GAAP measure most directly comparable to these measures is Net Income. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measures of Net Income and cash flows provided by (used in) operating activities. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income and cash flows provided by operating activities. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

The following table reconciles cash paid for capital expenditures and accrued capital expenditures during the period (in thousands):

	Three Months Ended March 31,
	2024	2025
Capital expenditures (as reported on a cash basis)	$35,073	32,276
Change in accrued capital costs	(5,301)	5,012
Capital expenditures (accrual basis)	$29,772	37,288

Antero Midstream defines net debt as consolidated total debt, excluding unamortized debt premiums and debt issuance costs, less cash and cash equivalents (“Net Debt”). Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage. Antero Midstream defines Leverage as Net Debt divided by Adjusted EBITDA for the last twelve months. The GAAP measure most directly comparable to Net Debt is total debt, excluding unamortized debt premiums and debt issuance costs.

The following table reconciles consolidated total debt to Net Debt as used in this release (in thousands):

March 31, 2025
Bank credit facility	$477,400
5.75% senior notes due 2027	650,000
5.75% senior notes due 2028	650,000
5.375% senior notes due 2029	750,000
6.625% senior notes due 2032	600,000
Consolidated total debt	$3,127,400
Less: Cash and cash equivalents	—
Consolidated net debt	$3,127,400

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The following table reconciles Net Income to Adjusted EBITDA for the last twelve months ended March 31, 2025 (in thousands):

Twelve Months Ended March 31, 2025
Net Income	$417,703
Interest expense, net	202,129
Income tax expense	147,337
Depreciation expense	135,653
Amortization of customer relationships	70,672
Impairment of property and equipment	1,149
Equity-based compensation	47,407
Equity in earnings of unconsolidated affiliates	(111,063)
Distributions from unconsolidated affiliates	134,075
Loss on early extinguishment of debt	14,032
Other operating expense, net (1)	912
Adjusted EBITDA	$1,060,006

(1)	Other operating expense, net represents accretion of asset retirement obligation and loss on asset sale.

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources Corporation’s (NYSE: AR) (“Antero Resources”) properties.

This release includes "forward-looking statements.” Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, Antero Resources’ expected production and development plan, natural gas, NGLs and oil prices, Antero Midstream’s ability to realize the anticipated benefits of its investments in unconsolidated affiliates, Antero Midstream’s ability to execute its share repurchase program, Antero Midstream’s ability to execute its business plan and return capital to its stockholders, impacts of geopolitical and world health events, information regarding Antero Midstream’s return of capital policy, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources, information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan and the participation level of Antero Resources’ drilling partner, the impact on demand for Antero Midstream’s services as a result of incremental production by Antero Resources, and expectations regarding the amount and timing of litigation awards are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, commodity price volatility, inflation, supply chain or other disruptions, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes or changes in law, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of world health events, cybersecurity risks, and the other risks described under the heading "Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2024.

For more information, contact Justin Agnew, Vice President – Finance and Investor Relations of Antero Midstream, at (303) 357-7269 or jagnew@anteroresources.com

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ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

		(Unaudited)
	December 31,	March 31,
	2024	2025
Assets
Current assets:
Accounts receivable–Antero Resources	$115,180	124,005
Accounts receivable–third party	832	877
Other current assets	2,052	2,770
Total current assets	118,064	127,652
Long-term assets:
Property and equipment, net	3,881,621	3,884,394
Investments in unconsolidated affiliates	603,956	600,349
Customer relationships	1,144,759	1,127,091
Other assets, net	13,348	12,632
Total assets	$5,761,748	5,752,118

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable–Antero Resources	$4,114	5,743
Accounts payable–third party	12,308	15,071
Accrued liabilities	83,555	66,906
Other current liabilities	635	2,477
Total current liabilities	100,612	90,197
Long-term liabilities:
Long-term debt	3,116,958	3,110,975
Deferred income tax liability, net	413,608	448,024
Other	15,399	14,383
Total liabilities	3,646,577	3,663,579
Stockholders' equity:
Preferred stock, $0.01 par value: 100,000 authorized as of December 31, 2024 and March 31, 2025
Series A non-voting perpetual preferred stock; 12 designated and 10 issued and outstanding as of December 31, 2024 and March 31, 2025	—	—
Common stock, $0.01 par value; 2,000,000 authorized; 479,422 and 479,263 issued and outstanding as of December 31, 2024 and March 31, 2025, respectively	4,794	4,793
Additional paid-in capital	2,019,830	1,984,372
Retained earnings	90,547	99,374
Total stockholders' equity	2,115,171	2,088,539
Total liabilities and stockholders' equity	$5,761,748	5,752,118

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ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2025
Revenue:
Gathering and compression–Antero Resources	$227,593	238,017
Water handling–Antero Resources	68,455	70,275
Water handling–third party	671	505
Amortization of customer relationships	(17,668)	(17,668)
Total revenue	279,051	291,129
Operating expenses:
Direct operating	53,918	56,830
General and administrative (including $9,327 and $12,402 of equity-based compensation in 2024 and 2025, respectively)	21,221	23,024
Facility idling	522	443
Depreciation	37,095	32,748
Impairment of property and equipment	—	817
Other operating expense, net	44	44
Total operating expenses	112,800	113,906
Operating income	166,251	177,223
Other income (expense):
Interest expense, net	(53,308)	(48,410)
Equity in earnings of unconsolidated affiliates	27,530	28,020
Loss on early extinguishment of debt	(59)	—
Total other expense	(25,837)	(20,390)
Income before income taxes	140,414	156,833
Income tax expense	(36,488)	(36,096)
Net income and comprehensive income	$103,926	120,737

Net income per common share–basic	$0.22	0.25
Net income per common share–diluted	$0.21	0.25

Weighted average common shares outstanding:
Basic	479,897	479,064
Diluted	484,303	484,378

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ANTERO MIDSTREAM CORPORATION

Selected Operating Data (Unaudited)

			Amount of
	Three Months Ended March 31,		Increase	Percentage
	2024	2025	or Decrease	Change
Operating Data:
Gathering—low pressure (MMcf)	300,429	301,298	869	*
Compression (MMcf)	296,663	299,718	3,055	1%
Gathering—high pressure (MMcf)	269,922	279,579	9,657	4%
Fresh water delivery (MBbl)	10,274	9,415	(859)	(8)%
Other fluid handling (MBbl)	5,061	5,179	118	2%
Wells serviced by fresh water delivery	17	28	11	65%
Gathering—low pressure (MMcf/d)	3,301	3,348	47	1%
Compression (MMcf/d)	3,260	3,330	70	2%
Gathering—high pressure (MMcf/d)	2,966	3,106	140	5%
Fresh water delivery (MBbl/d)	113	105	(8)	(7)%
Other fluid handling (MBbl/d)	56	58	2	4%
Average Realized Fees(1):
Average gathering—low pressure fee ($/Mcf)	$0.36	0.36	—	*
Average compression fee ($/Mcf)	$0.21	0.22	0.01	5%
Average gathering—high pressure fee ($/Mcf)	$0.22	0.23	0.01	5%
Average fresh water delivery fee ($/Bbl)	$4.30	4.38	0.08	2%
Joint Venture Operating Data:
Processing—Joint Venture (MMcf)	145,758	148,523	2,765	2%
Fractionation—Joint Venture (MBbl)	3,640	3,600	(40)	(1)%
Processing—Joint Venture (MMcf/d)	1,602	1,650	48	3%
Fractionation—Joint Venture (MBbl/d)	40	40	—	*

* Not meaningful or applicable.

(1)	The average realized fees for the three months ended March 31, 2025 include annual CPI-based adjustments of approximately 1.6%.

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ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Results of Segment Operations (Unaudited)

(In thousands)

	Three Months Ended March 31, 2025
	Gathering and	Water		Consolidated
	Processing	Handling	Unallocated	Total
Revenues:
Revenue–Antero Resources	$238,017	70,275	—	308,292
Revenue–third-party	—	505	—	505
Amortization of customer relationships	(9,271)	(8,397)	—	(17,668)
Total revenues	228,746	62,383	—	291,129
Operating expenses:
Direct operating	26,193	30,637	—	56,830
General and administrative (excluding equity-based compensation)	5,238	4,197	1,187	10,622
Equity-based compensation	7,883	4,245	274	12,402
Facility idling	—	443	—	443
Depreciation	19,031	13,717	—	32,748
Impairment of property and equipment	—	817	—	817
Other operating expense, net	—	44	—	44
Total operating expenses	58,345	54,100	1,461	113,906
Operating income	170,401	8,283	(1,461)	177,223
Other income (expense):
Interest expense, net	—	—	(48,410)	(48,410)
Equity in earnings of unconsolidated affiliates	28,020	—	—	28,020
Total other income (expense)	28,020	—	(48,410)	(20,390)
Income before income taxes	198,421	8,283	(49,871)	156,833
Income tax expense	—	—	(36,096)	(36,096)
Net income and comprehensive income	$198,421	8,283	(85,967)	120,737

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ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2024	2025
Cash flows provided by (used in) operating activities:
Net income	$103,926	120,737
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	37,095	32,748
Impairment of property and equipment	—	817
Deferred income tax expense	36,488	34,416
Equity-based compensation	9,327	12,402
Equity in earnings of unconsolidated affiliates	(27,530)	(28,020)
Distributions from unconsolidated affiliates	34,960	33,375
Amortization of customer relationships	17,668	17,668
Amortization of deferred financing costs	1,655	1,307
Settlement of asset retirement obligations	(164)	(210)
Loss on early extinguishment of debt	59	—
Other operating activities	44	44
Changes in assets and liabilities:
Accounts receivable–Antero Resources	(16,156)	(8,825)
Accounts receivable–third party	103	35
Other current assets	(189)	(695)
Accounts payable–Antero Resources	716	1,629
Accounts payable–third party	2,346	1,056
Income taxes payable	—	1,783
Accrued liabilities	10,213	(21,325)
Net cash provided by operating activities	210,561	198,942
Cash flows provided by (used in) investing activities:
Additions to gathering systems, facilities and other	(27,723)	(22,081)
Additions to water handling systems	(7,350)	(8,447)
Additional investments in unconsolidated affiliate	—	(1,748)
Acquisition of gathering systems and facilities	(2,048)	—
Other investing activities	(2)	5
Net cash used in investing activities	(37,123)	(32,271)
Cash flows provided by (used in) financing activities:
Dividends to common stockholders	(107,918)	(112,615)
Dividends to preferred stockholders	(138)	(138)
Repurchases of common stock	—	(28,569)
Issuance of Senior Notes	600,000	—
Redemption of Senior Notes	(2,147)	—
Payments of deferred financing costs	(7,082)	—
Borrowings on Credit Facility	245,100	304,300
Repayments on Credit Facility	(875,200)	(311,200)
Employee tax withholding for settlement of equity-based compensation awards	(31)	(18,449)
Net cash used in financing activities	(147,416)	(166,671)
Net increase in cash and cash equivalents	26,022	—
Cash and cash equivalents, beginning of period	66	—
Cash and cash equivalents, end of period	$26,088	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	42,067	65,272
Increase (decrease) in accrued capital expenditures and accounts payable for property and equipment	(5,301)	5,012

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